Exhibit 10.2

TRANSITION CONSULTING AGREEMENT

This TRANSITION CONSULTING AGREEMENT (this “Agreement”) is entered into by and between DocGo Inc., a Delaware corporation (the “Company”), and Steven Katz (“Consultant”). Consultant and the Company are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Consultant has resigned as a member of the Board of Directors (the “Board”) of the Company, non-executive Chair of the Board, Chair and member of the Audit and Compliance Committee of the Board, and a member of the Nominating and Corporate Governance Committee of the Board (together, the “Board Roles”), effective as September 30, 2024 (the “Resignation Date”); and

WHEREAS, the Parties wish to enter into a consulting arrangement following the Resignation Date upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Consultant and the Company, the Parties hereby agree as follows:
1.Resignation.

(a) Consultant’s service pursuant to the Board Roles will end as of the Resignation Date.

(b) The Company and Consultant acknowledge and agree that, for the avoidance of doubt, that certain indemnification agreement, dated November 5, 2021, by and between the Parties, remains in full force and effect in accordance with its terms.
2.Consulting Services.

(a) Beginning on the Resignation Date and through December 31, 2024 (such period, as may be extended or earlier terminated as provided in Section 2(d), the “Consulting Period”), the Company and Consultant agree that Consultant shall serve as a consultant to the Company providing the Services (as defined below) on an as-needed basis during normal business hours. During the Consulting Period, Consultant agrees to provide information and other transition advisory services relating to the Board and its committees, as may be requested from time to time by the Company’s executive officers or the Board (the “Services”).

(b) As compensation for the Services, Consultant shall be entitled to consulting fees in the amount of (i) two thousand five hundred dollars ($2,500) per month, plus (ii) four hundred dollars ($400) for each hour of Services rendered in excess of five (5) hours during each month. Promptly after the conclusion of each month of the Consulting Period, Consultant shall submit to the Company a written report recording in reasonable detail the dates on which Services were performed, the number of hours spent on such dates and a brief description of the Services rendered. As an independent contractor, no income or other taxes shall be withheld from the amounts paid to Consultant pursuant to this Section 2(b). In addition, during the Consulting Period, Consultant shall continue to vest in Consultant’s outstanding stock options and restricted stock units under the Company’s 2021 Stock Incentive Plan (the “2021 Plan”).

(c) During the Consulting Period, Consultant’s relationship with the Company shall be that of an independent contractor. Consultant shall control and determine how the Services are to be accomplished; provided, however, that in all events Consultant shall perform the Services in a quality, workmanlike manner and within reasonable deadlines established by the Company and consistent with the professional talent of Consultant that Consultant applied during Consultant’s prior service with the Company. As an independent contractor, Consultant shall not participate as an active employee in any employee benefit plan of the Company or of an affiliate.

(d) During the Consulting Period, Consultant shall indemnify, defend and hold the Company harmless from against any and all claims (including claims for personal injury, death or damage to property), liabilities, fines, penalties or amounts, losses, damages (including reasonable attorneys’ fees), and obligations asserted against the Company by any third party to the extent directly and proximately caused by (i) gross negligence or willful misconduct by Consultant or (ii) breach of any applicable law, rule or regulation by Consultant, in each case, in his capacity as an independent contractor during the Consulting Period. During the Consulting Period, the Company shall indemnify, defend and hold Consultant harmless from against any and all claims (including claims for personal injury, death or damage to property), liabilities, fines, penalties or amounts, losses, damages (including reasonable attorneys’ fees), and obligations asserted against Consultant by any third party to the extent arising out of Consultant performing the Services during the Consulting Period, unless resulting from Consultant’s gross negligence, willful misconduct or breach of any applicable law, rule or regulation as set forth above.

(e) Notwithstanding any other provision of this Section 2, the Consulting Period may be terminated (i) by the Company for Cause (as defined in the 2021 Plan), (ii) as a result of Consultant’s death or Disability (as defined in the 2021 Plan) and (iii) by mutual agreement of the Parties. The Consulting Period may be extended by mutual agreement of the Parties.
3.Covenant to Cooperate in Legal Proceedings. Consultant agrees to fully cooperate with the Company and its affiliates (the “DocGo Affiliated Entities”) in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party at a rate of four hundred dollars ($400) per hour for time spent on such matters. Consultant understands and agrees that Consultant’s cooperation may include, but not be limited to, making Consultant available to the DocGo Affiliated Entities upon reasonable notice for interviews and factual investigations; appearing at the request of any DocGo Affiliated Entity to give testimony without requiring service of a subpoena or other legal process; volunteering to the DocGo Affiliated Entities pertinent information received by Consultant in Consultant’s capacity as a director or consultant of the Company; and turning over to the DocGo Affiliated Entities all relevant documents which are or may come into Consultant’s possession in Consultant’s capacity as a director or consultant of the Company, or otherwise, promptly at all at times and on schedules that are reasonable.

4.Governing Law. This Agreement and its performance will be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law that would apply the substantive law of any other jurisdiction.

5.Counterparts. This Agreement may be executed in several counterparts, including by .PDF or .GIF attachment to email or by facsimile, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

6.Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof and supersedes any and all prior and contemporaneous agreements and understandings, oral or written, between Consultant and the Company with regard to the subject matter hereof.

7. Confidentiality. During the Consulting Period, Consultant may be provided with, and may have access to, Confidential Information (as defined in Section 7(d) below). In consideration of Consultant’s receipt and access to such Confidential Information, and as a condition of Consultant’s engagement hereunder, Consultant shall comply with this Section 7.

(a)Both during the Consulting Period and thereafter, except as expressly permitted by this Agreement, Consultant shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company or its affiliates. Consultant shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Consultant’s duties pursuant to this Agreement, Consultant shall not remove from facilities of the Company or any of its affiliates any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Consultant or obtained by the Company or any of its affiliates. The covenants of this Section 7(a) shall apply to all Confidential Information, whether now known or later to become known to Consultant during the period that Consultant is engaged by or affiliated with the Company or any of its affiliates.

(b)Notwithstanding any provision of Section 7(a) to the contrary, Consultant may make the following disclosures and uses of Confidential Information:

(i)disclosures to employees, officers or directors of the Company or any of its affiliates who have a need to know the information in connection with the businesses of the Company or any of its affiliates;

(ii)disclosures and uses that are approved in writing by the Board or an executive officer of the Company; or

(iii)disclosures to a person or entity that has (x) been retained by the Company or any of its affiliates to provide services to the Company and/or its affiliates and (y) agreed in writing to abide by the terms of a confidentiality agreement.

(c)At the request of the Company, Consultant shall (a) promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company property (including any Company-issued computer, mobile device or other equipment) in Consultant’s possession, custody or control, and Consultant shall not retain any such documents or other materials or property of the Company or any of its affiliates, and (b) confirm to the Company in writing that all such documents, materials and property have been returned to the Company or otherwise destroyed.

(d)“Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Consultant (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Consultant is engaged by the Company or any of its affiliates (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of the Company, its affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to the Company or any of its affiliates’ businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which the Company or any of its affiliates owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets of the Company, its affiliates, its customers or other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or its other applicable affiliates and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Consultant or any of Consultant’s agents; (B) was available to Consultant on a non-confidential basis before its disclosure by the Company or any of its affiliates; (C) becomes available to Consultant on a non-confidential basis from a source other than the Company or any of its affiliates; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, the Company or any of its affiliates; or (D) is required to be disclosed by applicable law.

(e)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Consultant from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Consultant from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Consultant to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Consultant has engaged in any such conduct.

8.Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

9.Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

10.No Assignment. No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.

11.Section 409A. This Agreement and the benefits provided hereunder are intended be exempt from, or compliant with, the requirements of Code and the Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent. Each installment payment under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Consultant on account of non-compliance with Section 409A.

[Signatures Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.

CONSULTANT

/s/ Steven Katz
Steven Katz

Date: 09/27/2024

DOCGO INC.

By:	/s/ Norman Rosenberg
Name:	Norman Rosenberg
Title:	Chief Financial Officer and Treasurer

Date: 09/26/2024